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                                  EXHIBIT 10.3


                           LIST OF OMITTED SCHEDULES



     The following is a list of schedules to the Stock Purchase Agreement dated February 10, 1998 by and among Al A. Gonsoulin, Gonsoulin Enterprises, Inc., Sea Mar, Inc., Pool Company and Pool Energy Services Co., which have not been filed herewith. Management believes that such schedules do not contain information which is material to an investment decision and which is not otherwise disclosed in the agreement referred to above. The Company hereby agrees to furnish supplementally to the Commission a copy of any omitted schedule to the Commission upon request.

SCHEDULES - The following schedules have been excluded:

a.     Schedule 3.1(a)  -   Due Organization; Good Standing and Power
b.     Schedule 3.1(c)  -   Consents and Approvals
c.     Schedule 3.1(d)  -   Financial Information
d.     Schedule 3.1(e)  -   Liens and Encumbrances
e.     Schedule 3.1(f)  -   Properties, Contracts, Permits and Other Data
f.     Schedule 3.1(h)  -   Accounts Receivable; Inventory
g.     Schedule 3.1(i)  -   Legal Proceedings
h.     Schedule 3.1(j)  -   Insurance
i.     Schedule 3.1(k)  -   Intellectual Property
j.     Schedule 3.1(l)  -   Conduct of Business in Compliance with Regulatory
                            and Contractual  Requirements
k.     Schedule 3.1(n)  -   Environmental Compliance
l.     Schedule 3.1(o)  -   Books and Records
m.     Schedule 3.1(p)  -   Taxes
n.     Schedule 3.1(q)  -   Additional Information
o.     Schedule 3.1(r)  -   Labor Matters
p.     Schedule 3.1(s)  -   Employee Benefit Plans
q.     Schedule 3.1(t)  -   Affiliate Transactions
r.     Schedule 3.1(w)  -   Vessels
s.     Schedule 3.1(x)  -   Customers